Exhibit (p)(37)

KINGSTOWN CAPITAL MANAGEMENT L.P.

Code of Conduct/Ethics

1.	General Provisions

1.1	Professional Responsibilities

Kingstown Capital Management L.P. (“Kingstown”) is registered as an investment adviser with the SEC pursuant to the provisions of Section 203 of the Investment Advisers Act of 1940. KINGSTOWN is dedicated to providing effective and proper professional investment management services. Employees of KINGSTOWN must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continued employment with KINGSTOWN.

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers, have a fiduciary responsibility to their clients. In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice, and failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act. Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments.

This Code is intended to comply with all applicable federal securities laws including the various provisions of the Advisers Act and also requires that all Access Persons comply with the various applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, Title V of the Gramm-Leach Bliley Act, any rules adopted by the Securities Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. In meeting its fiduciary responsibilities to our clients, KINGSTOWN has promulgated this Code of Conduct (the “Code”) regarding the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest. It is also intended to resolve any misunderstanding between KINGSTOWN and our employees regarding such trading activities. In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, grant exceptions to the provisions contained in this manual only when it is clear that the interests of KINGSTOWN’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.

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1.2	Failure to Comply with the Provisions of the Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with KINGSTOWN. Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code may constitute grounds for termination of employment.

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2. Applicability of Restrictions and Procedures of this Code

2.1	Access Persons

In addition to the provisions of Rule 204A-1 of the Advisers Act, Rule 17j-1 of the Investment Company Act requires that any director, officer, member or general partner of a fund or of a fund’s investment adviser, or any employee of a fund or of a fund’s investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund’s portfolio securities, or who has access to information regarding a fund’s future purchases or sales of portfolio securities must report his/her personal securities transactions quarterly. Under 17j-1 such persons are defined as “Access Persons.” Refer to Exhibit E for a current list of Access Persons of the firm.

2.2	Associated Persons

Inasmuch as some of our employees may be involved in purely administrative duties not involving investment advisory services, they will not be considered Access Persons. However, certain activities under the Advisers Act and the Investment Company Act apply to all employees of KINGSTOWN. For those activities under the Advisers Act or the Investment Company Act or any provisions of this Code that apply to all employees, the term” Associate” or “Associated Person” will be used to collectively describe such employees. For example, a computer specialist who is not otherwise involved in managing client accounts or providing investment advisory services is nevertheless subject to the provisions of the Advisers Act, the Investment Company Act, and this Code with respect to trading on insider or privileged information.

2.3	Contractors, Consultants and Temporary Employees

Each KINGSTOWN contractor/consultant/temporary employee will be required to sign an acknowledgement that he/she has read the Code and will abide by it. If the contractor/consultant/temporary employee is not privy to information about securities that are being considered by any advisory representative for purchase or sale by our clients, the pre-clearance and reporting provisions of the Code will not apply.

2.4	Investment Clubs

An employee who is a member of an Investment Club is subject to the pre-clearance and reporting requirements of the Code with respect to the transactions of the investment club. Additionally, memberships in Investment Clubs will require prior approval of the CCO.

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3.	Securities Subject to the Provisions of this Code

3.1	Covered Securities

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, exchange traded fund or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Covered Securities” shall include shares of any products that are managed, sponsored, advised or sub-advised by KINGSTOWN. For purposes of this Code, the term “Covered Securities” shall mean all such securities described above except:

•	Direct obligations of the United States or any other sovereign country;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•	Shares of any registered open-end investment company (“RIC”) (other than an exchange-traded fund (“ETF”) and other than a RIC that is advised or sub-advised by KINGSTOWN).

Although the term “Covered Securities” under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e. New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ) market, etc.) However, if there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

Furthermore, an Access Person, by the nature of his/her job responsibilities, may create a conflict of interest or appearance thereof by merely investing in KINGSTOWN sponsored or managed products. When such situations arise, the CCO will determine on a case by case basis whether a conflict of interest exists and whether such Access Person should be restricted from buying or selling any KINGSTOWN sponsored or managed product(s).

3.2	Securities not Subject to Restrictions

Security transactions in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect influence or control, are not subject to the trading restrictions of this Section or the reporting requirements of sub-section 5.3. and 5.4 of this Code. However, the Access Person should advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its

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management, and the reason for believing that he/ she should be exempt from reporting requirements under this Code. Examples of such accounts may include:

•	Automatic investments in programs where the investment decisions are non-discretionary after the initial selections by the account owner (although the initial selection requires pre-clearance);

•	Investments in dividend reinvestment plans;

•	Exercised rights, warrants or tender offers;

•	Securities received via a gift or inheritance.

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4.	Limitations on Personal Trading by Access Persons

4.1	Pre-clearance of Transactions

In accordance with Rule 204A-1 and Rule 17j-1 of the Investment Company Act of 1940, Access Persons must obtain prior approval for any investment in an initial public offering (IPO) or private placement. IPO means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act. Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Pre-clearance requests shall be performed by sending an email to the CCO. The CCO will review the request and reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct. Once pre-clearance is granted to an Employee, such Employee may only transact in that security for the remainder of the day. If the Employee wishes to transact in that security on the following or any other day, they must re-submit their pre-clearance request to the CCO.

4.2	Kingstown’s Policy Regarding Personal Trading

Section 206 of the Advisers Act makes it unlawful for Kingstown or its agents or employees to employ any device, scheme or artifice to defraud any client or prospective client, or to engage in fraudulent, deceptive or manipulative practices.

As a fiduciary, Kingstown has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of Clients. Access Persons can fulfill this duty by trying to avoid conflicts of interest and by fully disclosing all material facts with respect to any conflicts that may arise. Specific types of conflicts of interest that are prohibited include:

•	Conflicts among different Client accounts or favoring one account over another;

•	Competition with trading in Client accounts.

All Access Persons are also prohibited from trading, either for their own accounts or on behalf of others, while in possession of material, nonpublic information as well as communicating material, nonpublic information to others.

This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules thereunder.

4.3	Sanctions

Upon discovering a violation of this Code by an employee or his/her family member or related party, the CCO may impose such sanctions as it deems appropriate, including, among other things, the following:

•	A letter of censure to the violator;

•	A monetary fine levied on the violator;

•	Suspension of the employment of the violator;

•	Termination of the employment of the violator;

•	Civil referral to the SEC or other civil regulatory authorities determined by KINGSTOWN; or

•	Criminal referral – determined by KINGSTOWN.

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Examples of possible sanctions include, but are not limited to:

•	A warning letter, for a first time pre-clearance or reporting violation;

•	Monetary fines and disgorgement of profits when an employee profits on the purchase of a security he/she should not purchase; and

•	Recommendation for suspension or termination if an employee is a serial violator of the Code.

If an employee decides to appeal a sanction, he/she should contact the CCO.

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5.	Securities Reporting by Access Persons (Rule 204A-1 of the Advisers Act)

5.1	Application of the Code of Conduct to Access Persons

The provisions of this Code apply to every security transaction in which an Access Person of KINGSTOWN has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which he/she has any direct or indirect influence or control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in his or her name, the name of his or her spouse or domestic partner, the names of his or her minor children or other family members who reside in his/her household, the name of any relative, person or entity for whom the employee directs the investments and the name of any joint account on which the employee is one of the joint account holders.

An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship he/she obtains or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of his/her immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client of KINGSTOWN, the account will be managed in the same manner as that of all other KINGSTOWN clients with similar investment objectives.

If an Access Person believes that he/she should be exempt from the reporting requirements with respect to any account in which he/she has direct or indirect beneficial ownership, but over which he/she has no direct or indirect control in the management process, he/she should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

5.2	Becoming an Access Person

Any employee of KINGSTOWN who during the course of his/her employment becomes an Access Person, as that term is defined in sub-section 2.2 of this Code, must provide the CCO with an Initial Securities Holdings Report no later than 10 days after the employee becomes an Access Person. The information must be current as of a date no more than 45 days prior to the date the person becomes an access person and report must include the following information:

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A list of securities, including the title, number of shares, and/or principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

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The name of any broker, dealer or bank with whom the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

•	The date the report is submitted to the CCO by the Access Person.

See Exhibit A for the Initial Securities Holdings Report. See Exhibit E for the most current list of Access Persons.

5.3	Quarterly Transaction Reports

Every Advisory Representative and/or Access Person must submit a Personal Securities Transactions Report to the CCO not later than 30 days after the end of each calendar quarter. Each transaction report

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must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

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The date of each transaction, the name of the covered security purchased and/or sold, the interest rate and maturity date (if applicable), the number of shares and/or the principal amount of the security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price at which the covered security was effected;

•	The name of the broker, dealer or bank through whom the transaction was effected;

•	The date the report is submitted to the CO by the Advisory Representative and/or Access Person.

Note: The Access Person may meet this requirement by instructing his/her broker to submit monthly account statements directly to the CCO or by providing copies of brokerage statements that contain the required information.

Following submission of the Personal Securities Transactions Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Advisory Representative and/or Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review. Quarterly securities transaction reports are maintained by the CCO in accordance with the records retention provisions of Rule 204-2(e) of the Advisers Act.

See Exhibit B for the Personal Securities Transaction Report

5.4	Annual Securities Holdings Report

Every Access Person must submit an Annual Personal Securities Holdings Report to the CCO listing all covered securities held by the Access Person as of December 31 of each year. The report must be submitted not later than 30 calendar days following year-end and must contain the following information:

•	The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;

•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and

•	The date the annual report is submitted by the Access Person to the CCO.

Note: The Access Person will meet this requirement if monthly brokerage statements are submitted directly to the CCO. No separate report will be required.

Following submission of the Annual Personal Securities Holding Report, the CCO will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person. After careful review of each report, the CCO will sign and date the report attesting that he/she conducted such review.

See Exhibit C for the Annual Holding Report.

5.5	Annual Acknowledgement

All Access Persons will be required to sign an annual acknowledgement indicating they have received, read, and understand the Code of Ethics and that they have complied with its provisions during the preceding year.

See Exhibit D for the Annual Acknowledgement.

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6.	Negative Reports

Although the Rule 204A-1 and Rule 17j-1 do not require negative reports, it is the policy of KINGSTOWN that Personal Securities Trading Reports be submitted annually by all associated persons whether or not securities transactions have occurred in their accounts during the period. Those associates having no securities transactions to report must indicate this fact in his/her annual report. The report must then be dated, signed and submitted to the CCO for review.

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7.	Personal Securities Transactions and Prohibitions against Insider Trading

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material non-public information. Courts and the Securities and Exchange Commission currently define inside information as information that has not been disseminated to the public through the customary news media; is known by the recipient to be non-public; and has been improperly obtained. In addition, the information must be material, e.g. it must be of sufficient importance that a reasonably prudent person might base his/her decision to invest or not invest on such information.

The definition and application of inside information is continually being revised and updated by the regulatory authorities. If an Associate believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO or a principal of KINGSTOWN accordingly. Acting on such information may subject the Associate to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

7.1	General Policy

No Access Person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by Kingstown), while in possession of material, nonpublic information, nor may any Access Person of Kingstown communicate material, nonpublic information to others in violation of the law.

•	What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which would have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press may also be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to Kingstown’s securities recommendations and Client securities holdings and transactions.

•	What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general

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circulation and after sufficient time has passed so that the information has been disseminated widely.

7.2	Identifying Inside Information.

Before executing any trade for yourself or others, including investment funds or private accounts managed by Kingstown (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

•	Report the information and proposed trade immediately to the Chief Compliance Officer.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by Kingstown.

•	Do not communicate the information inside or outside of Kingstown, other than to the Chief Compliance Officer.

•	After the Chief Compliance Officer has reviewed the issue, a determination will be made as to whether the information is material and nonpublic and, if so, what action the firm will take.

If, after consideration of the items set forth above, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone. This degree of caution will protect you, our Clients and the firm.

7.3	Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. Kingstown may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when in the course of these contacts, an Access Person of Kingstown or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Kingstown must make a judgment as to its further conduct. To protect yourself, your Clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within Kingstown, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material, nonpublic information should be sufficiently safeguarded to protect their confidentiality. This includes password protection on terminals, locked file cabinets or drawers and a “clean desk” policy when an Access Person is not present at his work area. In summary, all employees must make a good faith effort to restrict access to material, nonpublic information.

7.4	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: first, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time is more likely to attract regulatory

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attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Access Persons of Kingstown and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

7.5	Employee Personal Trading Restrictions

•	All Access Persons are prohibited from the purchase or sale of an equity security prior to a purchase or sale for a Client’s account.

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For small-cap stocks ($1 billion market cap or less) there is a window of five (5) business days around the purchase or sale in the client’s account during which trading of that stock in Access Persons’ accounts is prohibited.

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For stocks with a market cap of $1 billion or greater, there is a window of one (1) business day around the purchase or sale in the client’s account during which trading of that stock in Access Persons’ accounts is prohibited.

•	No Access Person shall profit from the purchase and sale, or sale and purchase or the same (or equivalent) securities within 30 days.

(Note: Any provision of this Code prohibiting any transaction by an Access Person or Supervised Person shall prohibit any transaction in which such person has, obtains or disposes of any beneficial ownership interest.)

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in the Compliance Manual. All Associates are required to read and acknowledge having read such procedures annually. In addition to the above procedural requirements, Associates are subject to the following restrictions in managing their personal investments and in dealing with clients of KINGSTOWN:

8.	Options

Transactions in put or call options are subject to the same criteria as those for the underlying securities.

9.	Dealings with Clients

No Associate may directly or indirectly purchase from or sell to a client of KINGSTOWN, any security. Associates are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account. Moreover, Associates are prohibited from borrowing money or securities from any KINGSTOWN client and from lending money to any KINGSTOWN client.

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10.	Other Restricted Activities Applicable to All Associates

10.1	Outside Business Interests

An Associated Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans the CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the Associate’s prospective employer without the Associate’s permission. Refer to Exhibit F for a copy of the Outside Business Interests disclosure form.

KINGSTOWN does not wish to limit any Associate’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, KINGSTOWN must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by an Associate.

10.2	Personal Gifts

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Kingstown has adopted the policies set forth below to guide Supervised Persons in this area. Kingstown’s policy with respect to gifts and entertainment is as follows:

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Supervised Persons should not accept or provide any gifts or favors that might influence the decisions that you or the recipient must make in business transactions involving Kingstown, or that others might reasonably believe would influence those decisions.

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Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices is also permissible.

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Any Access Person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of Kingstown, including gifts and gratuities with value in excess of $100 per year, must obtain written consent from the Chief Compliance Officer, prior to accepting such gift.

This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with Kingstown.

The purpose of this gift reporting requirement is to help Kingstown monitor the activities of all Supervised Persons. However, the reporting of a gift does not relieve any Supervised Person from the obligations and policies set forth in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the Chief Compliance Officer.

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10.3	Use of Source Material

Investment related materials (research reports, investment summaries, etc.) written by Associated Persons for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources. It is not necessary to reference publicly available information. However, any investment related material referencing KINGSTOWN or bearing KINGSTOWN’s name or logo must first be submitted to the CCO prior to presentation to outside parties.

10.4	Communications with Clients through Radio, Television and Other Media

Associates are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through KINGSTOWN. However, the Associate must submit to the CCO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by KINGSTOWN.

Associates making appearances on radio or television programs as representatives of KINGSTOWN are prohibited from recommending any specific security, unless such security is currently on KINGSTOWN’s list of approved investments. In situations where an Associate is asked his/her opinion on the investment merits of a security not on the recommended list, the Associate should make it clear to the audience that any opinion given is his/her own and not necessarily that of KINGSTOWN.

11.	Protecting the Confidentiality of Client Information

In the course of investment advisory activities of Kingstown, the firm gains access to nonpublic information about Clients. Such information may include a person’s status as a Client, personal financial and account information, the allocation of assets in a Client portfolio, the composition of investments in any Client’s portfolio, information relating to services performed for or transactions entered into on behalf of Clients, advice provided by Kingstown to Clients, and data or analyses derived from such nonpublic personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to Kingstown’s current or former Clients, is subject to the Code. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

11.1	Non-Disclosure of Confidential Client Information

All information regarding any of Kingstown’s Clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the Client’s direction. Kingstown does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide services that the Client requested or authorized, or to maintain and service the Client’s account. Kingstown will require that any financial intermediary, agent or other service provider utilized by Kingstown (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by Kingstown only for the performance of the specific services requested by Kingstown;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over Kingstown, or as otherwise required by any applicable law. In the event Kingstown is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the Clients affected, so that the Clients may seek a

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protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, Kingstown shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

11.2	Employee Responsibilities

All Access Persons are prohibited, either during or after the termination of their employment with Kingstown, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. An Access Person is permitted to disclose Confidential Client Information only to such other Access Persons who need to have access to such information to deliver Kingstown’s services to the Client.

Access Persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with Kingstown, must return all such documents to Kingstown. Any Access Person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

11.3	Security of Confidential Client Information

Kingstown enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The firm restricts access to Confidential Client Information to those Access Persons who need to know such information to provide services to clients;

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Any Access Person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis and as of the close of each business day;

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All electronic and/or computer files containing Confidential Client Information shall be password secured and firewall protected from unauthorized persons. All hard copy files containing Confidential Client Information shall be physically secured from unauthorized access. Kingstown also maintains physical security for entrance to our office building and our floor, with access only to those with security cards or as allowed by us;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by Access Persons in private and care must be taken to avoid any unauthorized person from overhearing or intercepting such conversations.

11.4	Privacy Policy

As a registered investment adviser, Kingstown and all Access Persons must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the nonpublic personal information of natural person clients. Nonpublic information under Regulation S-P includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions and any information obtained in providing products or services. Pursuant to Regulation S-P, Kingstown has adopted policies and procedures to safeguard the information of natural person clients. See Section 27 of the Compliance Policies and Procedures manual.

11.5	Enforcement and Review of Confidentiality and Privacy Policies

16	July 2008

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing Kingstown’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.

12.	Promulgation, Execution and Distribution of the Code

The CCO has read and approved this Code of Conduct/Ethics regarding personal securities trading by Access Persons/Associates of KINGSTOWN. In addition to having approved this Code, the CCO agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the Investment Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading by Access Persons or Associates.

17	July 2008

Exhibit A

Initial Reporting – Securities Holdings

Employee	(PRINT NAME)

Information submitted current as of	(PRINT DATE)

In accordance with the Code of Ethics, please provide a list of all reportable securities in which you have a pecuniary interest. This includes securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; Fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.

I certify that I have fully disclosed all of the securities accounts in which I have a pecuniary interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the reportable security to which the report relates.

(Employee Signature)	(Date)

18	July 2008

Exhibit B

KINGSTOWN CAPITAL MANAGEMENT L.P.

QUARTERLY TRANSACTION REPORTING FORM

REPORTING EMPLOYEE:

FOR QUARTER ENDED:

In accordance with the Code of Ethics, please provide a list of all reportable securities transactions that have occurred during the previous calendar quarter in any account in which you maintain a pecuniary interest.

Number of Shares	Security Name	Type (e.g., equity; fixed income)	Ticker or CUSIP (if app.)	Principal Amount	Buy (acquire)/ Sell (dispose)	Interest rate/ maturity	Price	Date	Broker, Dealer or Bank

Employee Signature	Date

19	July 2008

Exhibit C

Annual Reporting – Securities Holdings

Employee	(PRINT NAME)

Information submitted current as of	(PRINT DATE)

In accordance with the Code of Ethics, please provide a list of all reportable securities in which you have a pecuniary interest. This includes reportable securities held by broker/dealers and other custodians, at your home, in safe deposit boxes, and by an issuer.

Number of Shares	Security Name	Type (e.g., equity; Fixed income)	Ticker or CUSIP (if applicable)	Principal Amount

Use additional sheets as necessary.

I certify that this form fully discloses all of the reportable securities in which I have a pecuniary interest. Nothing in this report should be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the reportable security to which the report relates.

Signature	Date

20	July 2008

Exhibit D KINGSTOWN CAPITAL MANAGEMENT L.P. ANNUAL CODE OF ETHICS CERTIFICATION
I, , hereby certify that I have received, read, and understand the Code of Ethics. Furthermore, I certify that I have complied with its provisions during the preceding year.

Signature	Date

21	July 2008

Exhibit E KINGSTOWN CAPITAL MANAGEMENT, L.P. Access Persons – Quarter Ending September 2008
NAME	TITLE	EFFECTIVE DATE
Blitzer, Michael	CCO	8/21/2008 (SEC Registration Date)
Shanon, Guy	Managing Member	8/21/2008 (SEC Registration Date)

Definition of an Access Person:

An access person is supervised person who has access to nonpublic information regarding clients’ purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person. Access persons include portfolio management personnel and, in some organizations, client service representatives who communicate investment advice to clients. Access persons also includes administrative, technical, and clerical personnel may also be access persons if their functions or duties give them access to nonpublic information. In many advisory firms, directors, officers and partners will also be access persons. Rule 204A-1 as proposed, contains a presumption that, if the firm’s primary business is providing investment advice, then all of its directors, officers and partners are access persons.

Best Practices would be to also include any individuals associated with third-party providers that also have access to client’s nonpublic information.

22	July 2008

Exhibit F

KINGSTOWN CAPITAL MANAGEMENT L.P.

ACCESS PERSON OUTSIDE BUSINESS ACTIVITIES CERTIFICATION

Each Access Person is required to receive pre-approval from their immediate supervisor as well as the Chief Compliance Officer for any outside business activities whether or not compensation is received as defined in Section 10.1: Outside Business Interests, above.

EMPLOYEE NAME:

PLEASE CHECK THE BOX THAT APPLIES TO YOU:

☐	I hereby certify that as of , I am not engaged in any outside business activities as defined above.

OR

☐	I hereby certify that as of , I am engaged in the following outside business activities for which I have received prior written approval from my immediate supervisor as well as the Chief Compliance Officer. (Attach page if additional space is needed.)

Name of Organization	Nature of Business Position Held

23	July 2008

Exhibit G

KINGSTOWN CAPITAL MANAGEMENT, L.P.

ACCESS PERSON GIFTS AND ENTERTAINMENT CERTIFICATION

Each Access Person is required to receive pre-approval from the Chief Compliance Officer for any gifts and/or entertainment as defined in Section VI: Gifts and Entertainment above.

EMPLOYEE NAME:

PLEASE CHECK THE BOX THAT APPLIES TO YOU:

☐	I hereby certify that for the one year period ended December 31, 20XX, I have not received any gifts and/or entertainment from any broker-dealer, Client or other third party in connection with any business conducted on behalf of Kingstown.

OR

☐	I hereby certify that for the one year period ended December 31, 20XX, I have reported to and received approval from the Chief Compliance Officer for the gifts and/or entertainment that I have received in connection with business conducted on behalf of Kingstown.

24	July 2008